Exhibit 99.2

                 BAKER FILES FORM 10-Q FOR FIRST QUARTER OF 2006

PITTSBURGH, Aug. 15 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex:
BKR) today announced the filing of its Form 10-Q with the Securities and Exchange Commission for the first quarter of 2006. The financial results contained in the filing are summarized here.

As outlined in the filing, Baker reported net income of $1.7 million, or $0.20 per diluted share, on total contract revenues of $146 million for the first quarter of 2006. This compares with net income of $2.9 million, or $0.33 per diluted share, on total contract revenues of $144 million in first-quarter 2005.

First quarter 2006 revenues in the Engineering business decreased eight percent from the same period last year, due largely to the absence in the current period of subcontracting activity on the company's map modernization contract with FEMA, as the work on the information infrastructure for the contract was completed in 2005. However, Engineering did experience a six percent increase in transportation-related revenues as a result of the SAFETEA-LU transportation infrastructure legislation enacted in August 2005. Operating income before corporate overhead allocations in Engineering declined, with the major factors being the lower revenues, including incentive award revenues, associated with the FEMA contract as well as lower labor utilization rates in the current period compared to the year-ago quarter. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenues was 8.9 percent for first-quarter 2006, compared to 12.0 percent in first-quarter 2005.

First quarter 2006 revenues in the Energy business increased 17 percent compared to the first quarter of 2005 due to higher volumes of domestic operations and maintenance activity with existing clients, and the addition of new domestic onshore and offshore contracts. Operating income before corporate overhead allocations also increased in the current period from the breakeven performance in first-quarter 2005. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues were 2.5 percent for the current quarter 2006, compared to zero percent in the year-ago period.

The current period was adversely impacted by some continuing penalties and interest and sales tax issues related to the company's restatement of prior financial results. Professional fees related to the restatement were approximately $0.6 million, and these are expected to continue into the second quarter of 2006. Overall, the impact of these fees is approximately $1.0 million.

The provision for income tax rate for the 2006 first quarter was 47 percent, compared to 57 percent for the same period last year. The decrease in the tax rate is attributable to higher estimated full-year domestic and international taxable income.

Total backlog for the company was $1.36 billion at March 31, 2006, compared to $1.32 billion at year-end 2005. The first-quarter 2006 backlog includes approximately $542 million related to the FEMA contract, compared to $566 million at December 31, 2005. Both of the company's business segments recorded slight increases in backlog during the current period.

Commenting on the results, President and Chief Executive Officer Donald P. Fusilli, Jr., said, "We did not meet our expectations during the first quarter for several reasons. The recently completed restatement was a distraction and consumed a considerable amount of time and attention. We had also anticipated receiving work under the Government's Base Realignment and Closure program, but that is moving slower than originally planned. Our target markets, however, remain strong and our strategy to pursue and win the large complex programs and projects is represented by the recent awards from FEMA and US-VISIT in Engineering, and the contracts in Alabama and Alaska in Energy. All of these are evidence of Baker's ability to achieve our expected goals." He added that the company expects to report its financial results for the second quarter of 2006 by the end of September.

Michael Baker Corporation has scheduled a conference call and webcast for Thursday, August 17, at 10:00 AM Eastern Daylight Time to discuss these results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker's website at www.mbakercorp.com.

Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency ("FEMA"); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act-A Legacy for Users ("SAFETEA- LU"); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

FINANCIAL SUMMARY
(Unaudited)

First Quarter Operating Results            For the quarter ended March 31
(In thousands, except earnings per         ------------------------------
 share)                                        2006             2005
----------------------------------------   -------------    -------------
Total contract revenues                    $     145,547    $     144,195

Gross profit                               $      20,767    $      22,375

Income from operations                     $       2,851    $       6,855

Income before taxes                        $       3,224    $       6,632

Net income                                 $       1,720    $       2,855

Weighted average shares outstanding:
     Basic                                         8,493            8,524
     Diluted                                       8,732            8,727

Net income per share:
     Basic                                 $        0.20    $        0.33
     Diluted                               $        0.20    $        0.33
-------------------------------------------------------------------------

                                           For the quarter ended March 31
Segment results                            ------------------------------
(In millions)                                  2006             2005
----------------------------------------   -------------    -------------
Engineering
Total contract revenues                    $        86.6    $        93.9

Income from operations before
 Corporate overhead                                  7.7             11.3
Less:  Corporate overhead                           (4.2)            (2.8)
-------------------------------------------------------------------------
Income from operations                               3.5              8.5
-------------------------------------------------------------------------

Energy
Total contract revenues                             58.9             50.3

Income from operations before
 Corporate overhead                                  1.5                -
Less:  Corporate overhead                           (1.5)            (1.1)
-------------------------------------------------------------------------
(Loss)/income from operations                          -             (1.1)
-------------------------------------------------------------------------

Total Reportable Segments
-------------------------
Total contract revenues                            145.5            144.2

Income from operations before
 Corporate overhead                                  9.2             11.3
Less:  Corporate overhead                           (5.7)            (3.9)
-------------------------------------------------------------------------
Income from operations                               3.5              7.4
-------------------------------------------------------------------------

Other Corporate/Insurance expense                   (0.6)            (0.5)
-------------------------------------------------------------------------

Total Company - Income from
 operations                                $         2.9    $         6.9
-------------------------------------------------------------------------

Backlog
(In millions)                               At 3/31/06       At 12/31/05
----------------------------------------   -------------    -------------
Total                                      $     1,357.5    $     1,321.8
-------------------------------------------------------------------------

Condensed Balance Sheet
(In thousands)                              At 3/31/06       At 12/31/05
----------------------------------------   -------------    -------------
ASSETS
Cash and cash equivalents                  $      13,131    $      19,041
Receivables, net                                  82,884           79,177
Unbilled revenues                                 92,742           84,654
Prepaid expenses and other                         9,895            8,373
-------------------------------------------------------------------------
     Total current assets                        198,652          191,245

Property, plant and equipment, net                21,713           21,805
Goodwill and other intangible
 assets, net                                       8,590            8,661
Other assets                                       4,731            3,750
-------------------------------------------------------------------------
     Total assets                          $     233,686    $     225,461
-------------------------------------------------------------------------

LIABILITIES & SHAREHOLDERS'
 INVESTMENT
Accounts payable                           $      46,273    $      45,570
Accrued compensation and insurance                39,591           37,019
Other accrued expenses and current
 liabilities                                      23,694           23,308
Income taxes payable                              11,321            9,827
Billings in excess of revenues                    13,252           13,060
Current deferred tax liability                    13,198           13,197
-------------------------------------------------------------------------
     Total current liabilities                   147,329          141,981

Other liabilities                                  4,625            3,656
-------------------------------------------------------------------------
     Total liabilities                           151,954          145,637
-------------------------------------------------------------------------

Common Stock                                       8,991            8,985
Additional paid-in capital                        42,162           42,138
Retained earnings                                 36,059           34,339
Accumulated other comprehensive loss                (588)            (704)
Unearned compensation                               (131)            (173)
Less - Treasury shares                            (4,761)          (4,761)
-------------------------------------------------------------------------
     Total shareholders' investment               81,732           79,824
-------------------------------------------------------------------------
     Total liabilities &
      shareholders' investment             $     233,686    $     225,461
-------------------------------------------------------------------------


SOURCE  Michael Baker Corporation
    -0-                             08/15/2006
    /CONTACT:  David Higie of Michael Baker Corporation, +1-412-269-6449/
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    /Web site:  http://www.mbakercorp.com/
    (BKR)